Exhibit 99.14

CONSENT TO REFERENCE IN PROXY STATEMENT/PROSPECTUS

April 30, 2024

TenX Keane Acquisition

420 Lexington Ave, Suite 2446

New York, NY 10170

TenX Keane Acquisition (the “Company”) is filing a Registration Statement on Form S-4, Amendment No. 2 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ Robert Smith
Robert Smith